Exhibit 1
                                                          _________


                             NOTE PURCHASE AGREEMENT


Baleine Investment Holdings, Limited           Icon Systems Inc.
POB 141                                        4848 South Highland Drive
La Tonnelle House                              #353, Salt Lake City
Les Banques, St Sampson                        Utah 84117
Guernsey Gy1 3HS                               USA



October 15, 1999


Credit Suisse First Boston (Hong Kong) Ltd.

Ladies and Gentlemen:

     Baleine Investment Holdings, Limited, a British Virgin Island corporation (the "Company"), and Icon Systems Inc., a Nevada corporation ("ICON"), agree with you as follows:

1.    AUTHORIZATION OF SECURED NOTES.

     The Company will authorize the issue and delivery of its Secured Notes in aggregate principal amount equal to thirty (30) per cent. of the Promissory Notes (the term Promissory Notes being defined in Section 2)(the "Secured Notes", such term to include any such notes issued in substitution therefor pursuant to Section 14 of this Agreement). The Secured Notes shall be non-interest bearing, except as otherwise provided in this Agreement, and shall mature as follows:

Amount                                             Maturity Date

five (5) per cent of face  amount of
Promissory Notes.                                  December 15, 1999

five  (5) per  cent of  face  amount  of           February  28,  2000
Promissory Notes.

ten (10) per cent of face  amount of               June 30, 2000
Promissory Notes.

ten (10) per cent of face  amount of               December 30, 2000
Promissory Notes.

The Secured Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule 1; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. All of the Schedules and Exhibits to this Agreement are hereby incorporated by reference herein in their entirety.

2.    DELIVERY OF SECURED NOTES; SECURITY DOCUMENTS.

     Subject to the terms and conditions of this Agreement, the Company will issue and deliver to you at the Closing provided for in Section 3, Secured Notes in the aggregate principal amount equal to thirty (30) per cent. of the Promissory Notes (as defined below). The Secured Notes are secured by the Security Documents.

     The Secured Notes, together with $5,400,000 (US dollars five million four hundred thousand) previously paid to you by an Affiliate of the Company, will be applied to the purchase by the Company from you of promissory notes of PT Polysindo Eka Perkasa Tbk. (the "Promissory Notes") described in Schedule 2A hereto. The Promissory Notes will be held by you pursuant to the Pledge Agreement.

     The Promissory Notes identified in Schedule 2B hereto will be delivered to the Company at the Closing. The balance of the Promissory Notes shall be delivered to the Company, as provided in Section 11 of this Agreement.

     At the Closing the executed Security Documents shall be delivered to you. All the collateral in the Collateral Pool shall be delivered to the Collateral Agent.

3.    CLOSING.

     The issue and delivery of the Secured Notes and the Pledged Shares shall occur at the offices of Orrick, Herrington & Sutcliffe, LLP, 666 Fifth Avenue, New York, New York, 10103, at 10.00 a.m., New York City time, at a closing (the "Closing") on October 29, 1999 or on such other Business Day as may be agreed upon by the Company and you. At the Closing the Company will deliver the Secured Notes in the form of a single Secured Note for each maturity (or such greater number of Notes in denominations of at least $100,000 (US dollars one hundred thousand) as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee). If at the Closing the Company shall fail to tender such Secured Notes and the Pledged Shares to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby
waiving   any  rights   you  may  have  by  reason  of  such   failure  or  such
nonfulfillment.

4.    CONDITIONS TO CLOSING.

     Your obligations under this Agreement are subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:


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


4.1.  Representations and Warranties.

     The representations and warranties of the Company and ICON in this Agreement shall be correct when made and at the time of the Closing.

4.2.  Performance; No Default.

     The Company and ICON shall have performed and complied with all agreements and conditions contained in this Agreement and required to be performed or complied with by them prior to or at the Closing and, after giving effect to the issue and delivery of the Secured Notes, no Default or Event of Default shall have occurred and be continuing. Neither the Company, ICON nor any Subsidiary of the Company or ICON shall have entered into any transaction since August 1, 1999 that would have been prohibited by Section 12, hereof had such Section applied since such date.

4.3.  Compliance Certificates.

     (a) Officer's Certificate. Each of the Company and ICON shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.5 have been fulfilled.

     (b) Secretary's Certificate. (i) The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Secured Notes and this Agreement; (ii) TTI shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Security Documents to which it is a party.

4.4.  Opinion of Counsel.

     (a) You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing from in-house counsel of ICON and the Company or other local counsel acceptable to you, covering such matters incident to such transactions as you may reasonably request.

     You shall have received an opinion in form and substance satisfactory to you, dated the date of the Closing from Orrick, Herrington & Sutcliffe, your special counsel in connection with such transactions and covering such matters incident to such transactions as you may reasonably request.

4.5.  Changes in Corporate Structure.

     None of the Company, ICON, TTI and Coastal shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity.

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

4.6.  Proceedings and Documents.

     All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.7   Security Documents

     The Security Documents shall have been executed and delivered to you, together with the share certificates for the shares pledged under the Pledge Agreement and the TTI Pledge Agreement, and stock powers for all such shares executed in blank.

5.    [Not Used]

6.    MAJORITY CONTROL MINIMUM

6.1   Acquisitions by ICON

     If no Default or Event of Default has occurred or is outstanding, ICON may acquire assets in exchange for the issuance of additional shares so long as ICON shares which are part of the Collateral Pool, after taking into account the effect of the issuance of any additional ICON shares, are equal to or greater than sixty (60) per cent. of the ICON shares then outstanding (the "Majority Control Minimum").

6.2   Coastal Acquisition

     The acquisition of assets by ICON in accordance with Section 6.1 above shall include, without limitation, the issuance of ICON shares in connection with the Coastal Acquisition.

7.    DEBT RESTRUCTURING AND COLLATERAL SUBSTITUTION

     In the event of restructuring of all or substantially all of the Indebtedness of PT Polysindo Eka Perkasa Tbk. that results in the exchange of the Promissory Notes for another debt or equity instrument of PT Polysindo Eka Perkasa Tbk. or any of its group of companies or any other form of consideration (the "Restructuring Assets"), the Promissory Notes will be released from the Collateral Pool and replaced by the Restructuring Assets.

8.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company and ICON jointly and severally represent and warrant to you that:

8.1.  Organization; Power and Authority.

     The Company and ICON are each corporations duly organized, validly existing and in good standing under the laws of their jurisdictions of incorporation, and are duly qualified

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

as foreign corporations and in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and ICON have the corporate power and authority to own or hold under lease the properties they purport to own or hold under lease, to transact the business they transact and propose to transact and the Company has the corporate power and authority to execute and deliver this Agreement and the Secured Notes and to perform the provisions hereof and thereof.

8.2.  Authorization, etc.

     This Agreement and the Secured Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Secured Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     This Agreement has been duly authorized by all necessary corporate action on the part of ICON, and this Agreement constitutes a legal, valid and binding obligation of ICON enforceable against ICON in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8.3.  Disclosure.

     Since August 1, 1999, there has been no change in the financial condition, operations, business, properties or prospects of the Company, ICON or any of their Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company or to ICON that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company or ICON specifically for use in connection with the transactions contemplated hereby.

8.4.  Organization   and  Ownership  of  Shares  of   Subsidiaries;
Affiliates.

     (a) Schedules 8.4A and 8.4B contain (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries and ICON's Subsidiaries, respectively showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company, ICON and each other Subsidiary, (ii) of the Company's Affiliates, and ICON's Affiliates, other than Subsidiaries, and (iii) of the Company's and ICON's directors and senior officers.

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

     (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 8.4 as being owned by the Company, ICON and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company, ICON or another Subsidiary of the Company or ICON free and clear of any Lien (except as otherwise disclosed in Schedule 8.4).

     (c) Each Subsidiary identified in Schedule 8.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

     (d) No Subsidiary (including ICON) is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 8.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or ICON, as the case may be, or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

8.5.  Financial Statements.

     The Company has delivered to you copies of the financial statements of the Company, ICON and their Subsidiaries listed on Schedule 8.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company, ICON and their Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP or IAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

8.6.  Compliance with Laws, Other Instruments, etc.

     The execution, delivery and performance by the Company of this Agreement and the Secured Notes and by ICON of this Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company, ICON or any of their Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company, ICON or any of their Subsidiaries is bound or by which the Company, ICON or any of their Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company, ICON or any of their Subsidiaries or (iii) violate any provision of


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

any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

8.7.  Governmental Authorizations, etc.

     No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Secured Notes or by ICON of this Agreement.

8.8.  Litigation; Observance of Agreements, Statutes and Orders.

     (a) Except as disclosed in Schedule 8.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company and/or ICON, threatened against or affecting the Company, ICON or any of their Subsidiaries or any property of the Company, ICON or any of their Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     (b) Neither the Company, ICON nor any of their Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.9.  Taxes.

     The Company, ICON and each of their Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company, ICON or their Subsidiaries, as the case may be, has established adequate reserves in accordance with GAAP or IAAP. Neither the Company nor ICON knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company, ICON and each of their Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liability, if any, of the Company, ICON and each of their Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended June 30, 1999.


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


8.10. Title to Property; Leases.

     The Company, ICON and each of their Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 8.5 or purported to have been acquired by the Company, ICON or any of their Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

8.11. Licenses, Permits, etc.

     Except as disclosed in Schedule 8.11,

     (a) the Company, ICON and each of their Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

     (b) to the best knowledge of the Company and ICON, no product of the Company or ICON infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

     (c) to the best knowledge of the Company, and ICON, there is no Material violation by any Person of any right of the Company, ICON or any of their Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company, ICON or any of their Subsidiaries.

8.12. Private Offering by the Company.

     Neither the Company nor anyone acting on its behalf has offered the Secured Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Secured Notes to the registration requirements of Section 5 of the Securities Act.

8.13. Existing Indebtedness; Future Liens.

     (a) Except as described therein, Schedule 8.13 sets forth a complete and correct list of all outstanding Indebtedness of the Company, ICON and their Subsidiaries as of the date of this Agreement, since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company, ICON or their Subsidiaries. Neither the Company, ICON nor any of their Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any

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


principal or interest on any Indebtedness of the Company, ICON or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company, ICON or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

     (b) Except as disclosed in Schedule 8.13, neither the Company, ICON nor any of their respective Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien.

9.    INFORMATION AS TO COMPANY AND ICON.

9.1.  Financial and Business Information.

     The Company and ICON shall deliver to you:

     (a) Quarterly Statements -- within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Company and ICON duplicate copies of,

          (i) consolidated balance sheets of the Company, ICON and their Subsidiaries as at the end of such quarter, and

          (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company, ICON and their Subsidiaries, for such quarter and (in the case of the second, third and fourth quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP or IAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of a Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1(a) with respect to the Person filing such report;

          (b) Annual Statements -- within one hundred and five (105) days after the end of each fiscal year of the Company and ICON duplicate copies of,

          (i) a consolidated balance sheet of the Company, ICON and their Subsidiaries, as at the end of such year, and

          (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company, ICON and their Subsidiaries, for such year,

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

      setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP or IAAP, and accompanied

     (A) by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP or IAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

     (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of an Annual Report on Form 10-K for such fiscal year (together with an annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 6.1(b) with respect to the Person filing such report;

     (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company, ICON or any of their Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement and each prospectus and all amendments thereto filed by the Company, ICON or any of their Subsidiaries with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company, ICON or any of their Subsidiaries to the public concerning developments that are Material;

     (d) Notice of Default or Event of Default -- promptly, and in any event within five (5) days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

     (e) Notices from Governmental Authority -- promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Company, ICON or any of their Subsidiaries from any Federal, state or other Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

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

     (f) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company, ICON or any of their Subsidiaries or relating to the ability of the Company or ICON to perform their obligations hereunder or relating to the ability of the Company to perform its obligations under this Agreement and under the Secured Notes as from time to time may be reasonably requested by any such holder of Secured Notes.

9.2.  Officer's Certificate.

     Each set of financial statements delivered pursuant to Section 9.1 hereof shall be accompanied by a certificate of a Senior Financial Officer of the Company (a "Compliance Certificate") setting forth:

     (a) Covenant Compliance -- a statement that the Company, ICON and each of their Subsidiaries are in compliance with all covenants and obligations under this Agreement; and

     (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company, ICON and their Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

9.3.  Inspection.

     The Company and ICON shall permit you and your representatives upon prior appointment to visit the offices of the Company, ICON and their Subsidiaries to examine the books of account, records, reports and other papers (the "Company Information") and to make copies and extracts therefrom.

10.   PREPAYMENT OF THE NOTES.

10.1. Optional Prepayments

     The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time, a portion of the Secured Notes, in an amount not less than $1,000,000 (US dollars one million) at one hundred (100) per cent of the principal amount so prepaid. The Company will give you not less than two
(2) Business Days written notice of each optional  prepayment under this Section
10. Each such notice shall specify a prepayment date and the aggregate principal amount of the Secured Notes to be prepaid on such date.

10.2. Credit for Partial Prepayments.

     In the case of each partial prepayment of the Secured Notes, the principal amount of the Secured Notes to be prepaid shall be applied as a credit to the Company's obligation to pay the Secured Notes in inverse order of maturity.

11.   DELIVERY OF PROMISSORY NOTES TO COMPANY

     Subject to the terms and conditions of the Pledge Agreement, the Company shall give you notice of its repayment of the Secured Notes as the same are paid in accordance with their terms. So long as no Default or Event of Default has occurred and is continuing, you shall deliver the Promissory Notes to the Company upon payment by the Company of the amount due in accordance with Section 1 hereof on December 15, 1999 and any other amounts due with respect to such payments.

12.   AFFIRMATIVE COVENANTS.

     The Company and ICON covenant that so long as any of the Secured Notes are outstanding:

12.1. Compliance with Law.

     The Company and ICON will and will cause each of their Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

12.2. Insurance.

     The Company and ICON will and will cause each of their Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

12.3. Maintenance of Properties.

     The Company and ICON will and will cause each of their Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company, ICON or any of their Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

12.4. Payment of Taxes and Claims.

     The Company and ICON will and will cause each of their Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, ICON or any of their Subsidiaries, provided that neither the Company, ICON nor any of their Subsidiaries need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company, ICON or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company, ICON or a Subsidiary has established adequate reserves therefore in accordance with GAAP or IAAP on the books of the Company, ICON or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

12.5. Corporate Existence, etc.

           The Company and ICON will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 13.2 the Company and ICON will and will cause each other to at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company, ICON or a Subsidiary) and all rights and franchises of the Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

13.   NEGATIVE COVENANTS.

           The Company and ICON covenant that so long as any of the Secured Notes are outstanding:

13.1. Transactions with Affiliates.

     The Company and ICON will not and will not permit the Company, ICON or any of their Subsidiaries to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of the Company's, ICON's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company, ICON or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

13.2. Merger, Consolidation, etc.

     The Company and ICON will not and will not permit any of their Subsidiaries to consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person.

13.3  Sale of Assets

     The Company and ICON will not and will not permit any of their Subsidiaries (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) to sell or otherwise dispose of, outside the ordinary course of its business, any asset.

13.4  Restriction or Share Redemptions and Distributions

     The Company and ICON will not and will not permit any of their Subsidiaries to:

     (a) redeem, purchase or otherwise acquire any shares of capital stock; or

     (b) pay any dividend or make any other distribution in respect of any class of its shares except (i) any distribution or dividend made by a Subsidiary to ICON or the Company, and (ii) any distribution or dividend made to any public shareholders where a distribution or dividend is being made by Coastal to ICON .

13.5  Repayment of Indebtedness

     The Company and ICON will not and will not permit their Subsidiaries to repay any Indebtedness other than in accordance with the terms of this Agreement except the repayment of Indebtedness listed in Schedule 8.13 of this Agreement.

13.6  Restriction on Investments

     The Company and ICON will not and will not permit their Subsidiaries to make any new or additional investments except those investments listed in
Schedule 13.6..

13.7  Restriction on Indebtedness

     The Company and ICON will not and will not permit any of their Subsidiaries to incur any additional Indebtedness other than Indebtedness arising in the ordinary course of its business.

13.8  Restriction on Issue of Capital Stock

     The Company and ICON will not and will not permit any of their Subsidiaries to issue any capital stock except as provided in this Agreement and except the Coastal rights issue the details of which are set out in Schedule 13.8..

13.9  Liens.

     The Company and ICON will not and will procure that none of the Company, ICON or their Subsidiaries will create or agree or attempt to create or permit to subsist (in favor of any person other than you) any lien over the whole or any part of its undertaking or assets (including, without limitation revenues) present or future or agree to do so except liens arising in the ordinary course of its business.

13.10 Restrictions on Dividends of Subsidiaries, etc.

     The Company and ICON will not, and will not permit any of their Subsidiaries to enter into any agreement which would restrict any Subsidiary's ability or right to pay dividends to, or make advances to or investments in, the Company or ICON or, if such Subsidiary is not directly owned by the Company or ICON, the "parent" Subsidiary of such Subsidiary.

14.   EVENTS OF DEFAULT.

     An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

     (a) the Company defaults in the payment of any Secured Note when the same becomes due and payable, whether at maturity or by declaration or otherwise; or

     (b) the Company or ICON defaults in the performance of or compliance with any term contained in this Agreement; or

     (c) (i)TTI defaults in the performance of or compliance with any term contained in the TTI Pledge Agreement or the Guaranty; (ii) the Company defaults in the performance of or compliance with any term contained in the Pledge Agreement; or

     (d) an Event of Default shall have occurred and be continuing under the Pledge Agreement; or

     (e) (i) any representation or warranty made in writing by or on behalf of the Company or ICON or by any officer of the Company or ICON in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; (ii) any representation or warranty made in writing by or on behalf of the Company or TTI by any officer of the Company or TTI in any of the Security Documents or in any writing furnished in connection with the transactions contemplated therein proves to have been false or incorrect in any material respect on the date as of which made; or

     (f) (i) the Company, ICON or any of their Subsidiaries is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 (US dollars ten million) beyond any period of grace provided with respect thereto, or (ii) the Company, ICON or any of their Subsidiaries is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 (US dollars ten million) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company, ICON or any of their Subsidiaries has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 (US dollars ten million), or (y) one or more Persons have the right to require the Company, ICON or any of their Subsidiaries so to purchase or repay such Indebtedness; or

     (g) the Company, ICON, any of their Subsidiaries, TTI or Coastal (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

     (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, ICON, any of their Subsidiaries, TTI or Coastal a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, ICON, any of their Subsidiaries, TTI or Coastal or any such petition shall be filed against the Company, ICON, any of their Subsidiaries, TTI or Coastal and such petition shall not be dismissed within sixty (60) days; or

     (i) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 (US dollars one million) are rendered against one or more of the Company, ICON and any of their Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

          (j)  any Security Document ceases to be effective; or

          (k) any security given under the Security Document ceases to be perfected.

15.   REMEDIES ON DEFAULT, ETC.

15.1. Acceleration.

     (a) If an Event of Default with respect to the Company or ICON described in paragraph (f) or (g) of Section 14 (other than an Event of Default described in clause (i) of paragraph (f) or described in clause (vi) of paragraph (f) by virtue of the fact that such clause encompasses clause (i) of paragraph (f)) has occurred, all the Secured Notes then outstanding shall automatically become immediately due and payable.

     (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than fifty (50) per cent in principal amount of the Secured Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Secured Notes then outstanding to be immediately due and payable.

     (c) If an Event of Default described in paragraph (a) of Section 1 has occurred and is continuing, any holder or holders of Secured Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Secured Notes held by it or them to be immediately due and payable.

     Upon any Secured Notes becoming due and payable under this Section 15.1, whether automatically or by declaration, such Secured Notes will forthwith mature and the entire unpaid principal amount of such Secured Notes, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

15.2. Other Remedies.

     If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Secured Notes have become or have been declared immediately due and payable under Section 15.1, the holder of any Secured Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Secured Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

15.3  Foreclosure

     (a) Upon an Event of Default, the Collateral Agent may foreclose upon the assets in the Collateral Pool according to the following procedure:

           (i) any assets in the Collateral Pool (selected at the sole discretion of the Collateral Agent) may be sold in a commercially reasonable manner, according to U.S. law, and the sale proceeds applied to satisfaction of the amounts still due in respect of the unpaid Secured Notes plus interest at the Default Rate;

           (ii) once the proceeds from the sale of assets in the Collateral Pool equals the amount of the unpaid Secured Notes plus default interest, any remaining and unsold assets in the Collateral Pool will be relieved of their pledge and delivered to the Pledgor.

           (b) Notwithstanding Section 15.3(a) above, if the payment due of December 15, 1999 under Section 1 hererof is not paid on such date, you agree that you shall not foreclose upon the assets in the Collateral Pool until January 15, 2000 and will not sell such assets prior to February 28, 2000 provided that no other Event of Default has occurred and is continuing.

15.4. Rescission.

           At any time after the Secured Notes have been declared due and payable pursuant to paragraph (b) of Section 15.1, the holders of more than fifty per cent. (50)% in principal amount of the Secured Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all principal of any Security Notes that are due and payable and are unpaid other than by reason of such declaration, and any overdue interest in respect of the Secured Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 19, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Secured Notes. No rescission and annulment under this Section 15.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

15.5. No Waivers or Election of Remedies, Expenses, etc.

           No course of dealing and no delay on the part of any holder of any Secured Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Secured Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of each Secured Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this
Section 13, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

15.6. Interest

           (a) Upon any Secured Note becoming due and payable in accordance with its terms, upon acceleration, or upon the occurrence of an Event of Default and when an Event of Default has occurred and is continuing, the Secured Note shall bear interest at the Default Rate.

           (b) In the event that the  payment  due on  December  15,  1999 under
Section 1 hereof is not made by January 15, 2000 then a payment of $1,000,000 (US dollars one million) shall be due and payable to you. If this amount remains unpaid after February 28, 2000 Default Rate interest shall accrue in accordance with paragraph (a) above from that date.

16.   REGISTRATION; EXCHANGE; SUBSTITUTION OF SECURED NOTES.

16.1. Registration of Notes.

           The Company shall keep at its principal executive office a register for the registration and registration of transfers of Secured Notes. The name and address of each holder of one or more Secured Notes, each transfer thereof and the name and address of each transferee of one or more Secured Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Secured Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Secured Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Secured Notes.

16.2. Transfer and Exchange of Notes.

           Upon surrender of any Secured Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Secured Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Secured Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Secured Note. Each such new Secured Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Secured Notes. Secured Notes shall not be transferred in denominations of less than $100,000, (US dollars one hundred thousand) provided that if necessary to enable the registration of transfer by a holder of its entire holding of Secured Notes, one Secured Note may be in a denomination of less than $100,000 (US dollars one hundred thousand). Any transferee, by its acceptance of a Secured Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 9.2.

16.3. Replacement of Secured Notes.

           Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Secured Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and, in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Secured Note.

17.   PAYMENTS ON SECURED NOTES.

17.1. Place of Payment.

           Subject to Section 17.2, payments of principal, becoming due and payable on the Secured Notes shall be made in New York, New York at the principal office of a bank or trust company in New York City designated by you.

17.2. Home Office Payment.

           So long as you or your nominee shall be the holder of any Secured Note, and notwithstanding anything contained in Section 17.1 or in such Secured Note to the contrary, the Company will pay all sums becoming due on such Secured Note by the method and at the address specified for such purpose below your name in Schedule 8, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Secured Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Secured Note, you shall surrender such Secured Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 17.1. Prior to any sale or other disposition of any Secured Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon or surrender such Secured Note to the Company in exchange for a new Note or Notes pursuant to Section
16.2. The Company will afford the benefits of this Section 17.2 to any Institutional Investor that the direct or indirect transferee of any Secured Note purchased by you under this Agreement and that has made the same agreement relating to such Secured Note as you have made in this Section 17.2.

18.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

           All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Secured Notes, the purchase or transfer by you of any Secured Note or portion thereof or interest therein and the payment of any Secured Note, and may be relied upon by any subsequent holder of a Secured Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Secured Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Secured Notes embody the entire agreement and understanding between you, the Company, and ICON and supersede all prior agreements and understandings relating to the subject matter hereof.

19.   AMENDMENT AND WAIVER.

19.1. Requirements.

           This Agreement and the Secured Notes may be amended, and the observance of any term hereof or of the Secured Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the holders of a majority in aggregate principal amount of the Secured Notes at the time outstanding except that (a) no amendment or waiver will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Secured Note at the time outstanding affected thereby, (i) subject to the provisions of Section 15 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of the Secured Notes,
(ii) change the percentage of the principal amount of the Secured Notes the holders of which are required to consent to any such amendment or waiver, or
(iii) amend any of Sections 5, 10, 14(a), 14(b), 15 or 19.

19.2. Solicitation of Holders of Secured Notes.

           The Company will provide the Collateral Agent with sufficient information, sufficiently far in advance of the date a decision is required, to enable each holder of Secured Notes to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Secured Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 19 to the Collateral Agent promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Secured Notes.

19.3. Binding Effect, etc.

           Any amendment or waiver consented to as provided in this Section 19 applies equally to all holders of Secured Notes and is binding upon them and upon each future holder of any Secured Note and upon the Company without regard to whether such Secured Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Secured Note nor any delay in exercising any rights hereunder or under any Secured Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

20.   NOTICES.

           All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

           (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule 8, or at such other address as you or it shall have specified to the Company and/or ICON, as applicable, in writing,

           (ii) if to any other holder of any Secured Note, to such holder at such address as such other holder shall have specified to the Company and/or ICON, as applicable, in writing, or

           (iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Mr C Sekar at such other address as the Company shall have specified to the holder of each Note in writing.

           (iv) if to ICON, to ICON at 5th Floor, Northway House, 1379 High Road, London N20 9LS to the attention of Mr C Sekar, or at such other address as ICON shall have specified to you in writing.

Notices under this Section 20 will be deemed given only when actually received.

21.   MISCELLANEOUS.

21.1. Successors and Assigns.

           All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Secured Note) whether so expressed or not.

21.2. Payments Due on Non-Business Days.

           Anything in this Agreement or the Secured Notes to the contrary notwithstanding, any payment on any Secured Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of any interest payable on such next succeeding Business Day.

21.3. Severability.

           Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.4  Construction.

           Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

21.5  Counterparts.

           This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

21.6  Governing Law.

           This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

21.7  Consent to Jurisdiction and Venue.


           The Company and ICON hereby irrevocably (i) agree that any suit, action or other legal proceeding arising out of or relating to this Agreement or any Secured Note may be brought in a court of record in the State of New York or in the courts of the United States of America located in such State, (ii) consent to the jurisdiction of each such court in any such suit, action or proceeding, and (iii) waive any objection which may have to the laying of venue of any such claim that any such suit, action or proceeding has been brought in an inconvenient forum and covenants that it will not seek to challenge the jurisdiction of any such court or seek to oust the jurisdiction of any such court, whether on the basis of inconvenient forum otherwise. The Company and ICON irrevocably consent to the service of any and all process in any such suit, action or proceeding by mail copies of such process to either of them at the address for notices provided in Section 20. The Company and ICON agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section 21.7 shall be by registered or certified mail, return receipt requested. Nothing in this Section 21.7 shall affect your right to serve legal process in any other manner permitted by law or affect your right to bring any suit, action or proceeding against the Company or ICON or any of its properties in the courts of any other jurisdiction.

21.8  Waiver of Jury Trial

           The Company, ICON and you hereby irrevocably waive trial by jury in any legal action or proceeding relating to this Agreement or the Secured Notes and for any counterclaim related thereto.

21.9  Agent for Service of Process

           The Company and ICON hereby irrevocably appoint and designate CT Corporation System, or any other person having and maintaining a place of business in the State of New York whom the Company and ICON may from time to time hereafter designate (having given thirty (30) days' notice thereof to you), as the true and lawful attorney and duly authorized agent for acceptance of service of legal process of the Company and ICON.

     Without prejudice to the foregoing, each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 21. Nothing in this Agreement will affect the right of any party to service process in any other manner permitted by law.

21.10 Term

     Except as provided in Sections 16 and 17 hereof, this Agreement will terminate when the Secured Notes have been paid in full.

21.11 General Indemnity.

      The Company and ICON will fully indemnify you and any of your affiliates, officers, directors, and employees and each person, if any, who controls you within the meaning of the Securities Act 1933 or the Securities Exchange Act 1934 on demand from and against any expense (including legal fees), loss, damage or liability which you may incur as a consequence of any sum not being paid when due, the occurrence of a Default or an Event of Default or otherwise in connection with a breach by the Company or ICON of this Agreement or the Pledge Agreement or a breach by the Guarantor of the TTI Pledge Agreement or Guaranty or a breach by the Company or ICON of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to them or a violation by the Company or ICON of any statute or other rule or regulation of any Governmental Authority..

21.12 Joint and Several Liabilities

      The liability of the Company and ICON shall be joint and several.

21.13 Restriction on Sale

      You agree that you will not sell any or all of the Secured Notes without the consent of the Company/ICON, such consent not to be unreasonably withheld or delayed.

                             * * * * *

           If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon, once signed by all parties hereto, the foregoing shall become a binding agreement between you, the Company and ICON.

                               Very truly yours,

                               BALEINE INVESTMENT HOLDINGS, LIMITED

                               /s/ R. Mamoch

                               By: R. Mamoch
                               Title: Directo

                               ICON SYSTEMS INC.

                               /s/ Illegible

                               By: Illegible
                               Title: President and Director

The foregoing is hereby agreed as at the date hereof.

                               CREDIT SUISSE FIRST BOSTON (HONG
                               KONG) LTD.

                               /s/ Lap Wai Chan

                               By: Lap Wai Chan
                               Title: Director

                                   SCHEDULE 1

                                  DEFINED TERMS

           As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

           "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, ten per cent. (10%) or more of any class of voting or equity interests of the Company, ICON or any Subsidiary of the Company of ICON or any corporation of which the Company, ICON and their Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, ten per cent. (10%) or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

           "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

           "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

           "Closing" is defined in Section 3
                                   ---------

           "Coastal" means Coastal Group Limited

           "Coastal Acquisition" shall have the meaning given thereto in the TTI Pledge Agreement.

           "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

           "Collateral Agency Agreement" means the collateral agency agreement dated the date hereof between CSFB and the Company.

           "Collateral Agent" means CSFB.

           "Collateral Pool" means the Promissory Notes, the intercompany notes pledged under the Pledge Agreement and the Pledged Shares.

           "Company" means Baleine Investment Holdings, Limited, a British Virgin Island corporation.

           "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

           "Default Rate" means twelve (12) per cent per annum.

           "Event of Default" is defined in Section 13
                                            ----------

            "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

           "Governmental Authority"  means

           (a)  the government of

           (i) the United States of America or any State or other political subdivision thereof, or

           (ii) any jurisdiction in which the Company, ICON or any Subsidiary of the Company or ICON conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, ICON or any Subsidiary of the Company or ICON, or

           (b)  any  entity   exercising   executive,   legislative,   judicial,
regulatory  or   administrative   functions  of,  or  pertaining  to,  any  such
government.

           "guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

           (a) to purchase such indebtedness or obligation or any property constituting security therefor;

           (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

           (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

           (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

           "Guarantor" means TTI.

           "Guaranty" means the guaranty dated the date hereof between TTI and the Collateral Agent.

           "holder" means, with respect to any Secured Note, the Person in whose name such Secured Note is registered in the register maintained by the Company pursuant to Section 13.1.

           "IAAP" means international accounting standards as promulgated by the International Accounting Standards Committee and as understood and applied on such date of determination.

           "Indebtedness" with respect to any Person means, at any time, without duplication,

           (a)  its   liabilities   for  borrowed   money  and  its
redemption   obligations  in  respect  of  mandatorily   redeemable
Preferred Stock;

           (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

           (c) all liabilities appearing on its balance sheet in accordance with GAAP or IAAP in respect of Capital Leases;

           (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

           (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

           (f)  swaps of such Person; and

           (g) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP or IAAP.

            "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

           "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company, ICON and their Subsidiaries taken as a whole.

           "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company, ICON and their Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Secured Notes, or (c) the validity or enforceability of this Agreement or the Secured Notes.

            "Secured Notes" is defined in Section 1.

           "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

           "Person"  means  an  individual,  partnership,  corporation,  limited
liability  company,  association,   trust,  unincorporated  organization,  or  a
government or agency or political subdivision thereof.

           "Pledge Agreement" means the Pledge Agreement, dated the date hereof, made between you and the Company.

           "Pledged Shares" means all those shares pledged by the Company under the Pledge Agreement and by TTI under the TTI Pledge Agreement.

           "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

           "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

           "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

           "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Security Documents" means the Pledge Agreement, the TTI Pledge Agreement, and the Guaranty.

           "Senior  Financial   Officer"  means  the  chief  financial  officer,
principal accounting officer, treasurer or controller of the Company.

           "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a fifty per cent. (50%) interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company or ICON.

           "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

           "TTI" means TTI Limited.

           "TTI Pledge Agreement" means the pledge agreement, dated the date hereof, between TTI and the Collateral Agent.

                                   SCHEDULE 2A

                                PROMISSORY NOTES

                          [Not filed with Schedule 13D]

                                   SCHEDULE 2b

                                PROMISSORY NOTES

                               RELEASED AT CLOSING

                          [Not filed with Schedule 13D]

                                  SCHEDULE 8.4A

                             COMPANY'S SUBSIDIARIES

                          [Not filed with Schedule 13D]

                                 SCHEDULE 8.4 B

                               ICON'S SUBSIDIARIES

                          [Not filed with Schedule 13D]

                                  SCHEDULE 8.5

                              FINANCIAL STATEMENTS

                          [Not filed with Schedule 13D]

                                  SCHEDULE 8.8

                                   LITIGATION

                                      None

                                  SCHEDULE 8.11

                                  PATENTS ETC.

                                      None

                                  SCHEDULE 8.13

                              EXISTING INDEBTEDNESS

                          [Not filed with Schedule 13D]

                                  SCHEDULE 13.6

                                   INVESTMENTS

                          [Not filed with Schedule 13D]

                                  SCHEDULE 13.8

                         DETAILS OF COASTAL RIGHTS ISSUE

                          [Not filed with Schedule 13D]

                                  EXHIBIT 1

                                 [FORM OF NOTE]

                                [NAME OF ISSUER]

         SECURED NOTE DUE [                    ,         ]
                           --------------------  --------

No. [          ]     [Date]
     ----------

$[              ]

           FOR VALUE RECEIVED, the undersigned, [NAME OF ISSUER] (herein called the "Company"), a corporation organized and existing under the laws of , hereby promises to pay to [ ], or registered assigns, the principal sum of [ ] DOLLARS on [ , ], with interest on any overdue payment of principal payable semiannually on _______and _______ (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to twelve (12) per cent per annum.

           Payments of principal of, and any interest on this Secured Note are to be made in lawful money and any of the United States of America at [ ] or at such other place as the Company shall have designated by written notice to the holder of this Secured Note as provided in the Note Purchase Agreements referred to below.

           This Secured Note is one of a series of Secured Notes (herein called the "Secured Notes") issued pursuant to Note Purchase Agreement, dated as of [ ], 199[ ] (as from time to time amended, the "Note Purchase Agreements"), between the Company and the original Purchaser named therein who is entitled to the benefits thereof.

           The Secured Notes are secured by (i) the Pledge Agreement, dated, [ ], 1999 among the Company and the original purchaser of the Secured Notes and
(ii) the TTI Pledge Agreement, dated [ ], 1999 among TTI and the original purchaser of the Secured Notes.

           By acceptance of this Secured Note the holder agrees to be bound by the provisions of the Note Purchase Agreement and Collateral Agency Agreement.

           This Secured Note is a registered Secured Note and, as provided in the Note Purchase Agreement, upon surrender of this Secured Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Secured Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Secured Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

           This Note is subject to optional prepayment, in whole or in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

           If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Secured Note may be declared or otherwise become due and payable in the manner, interest shall be due at the rate of twelve (12) per cent. per annum and with the effect provided in the Note Purchase Agreement.

           This note shall be construed and enforced in accordance with the law of the State of New York.

                               [NAME OF ISSUER]




                                   By  ______________________


                                  [Title]